Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Sonida Senior Living, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Offering Price (2)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.01 per share	457(c) and 457(h)	500,000	$8.38	$4,190,000	0.0001102	$461.74
Total Offering Amounts					$4,190,000		$461.74
Total Fee Offsets							—
Net Fee Due							$461.74

(1)

Represents the aggregate number of additional shares of Sonida Senior Living, Inc.’s common stock that may be issued under the 2019 Omnibus Stock and Incentive Plan for Sonida Senior Living, Inc., as amended. Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares that may become issuable to prevent dilution in the event of stock splits, stock dividends or similar transactions, as required under the above-referenced Plan.

(2)

Estimated pursuant to Rule 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of the average of the high and low sales prices per share of Sonida Senior Living, Inc.’s common stock, as reported by the New York Stock Exchange on June 21, 2023.